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                                                                   EXHIBIT 10.18

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 22nd day of November, 1999, by and between B. F. G. of Illinois, Inc., a Delaware corporation, d/b/a/ Cashtel ("Seller"), Multi-Link Telecommunications, Inc., a Colorado corporation ("Multi-Link"), and Hellyer Communications Services, Inc., a Colorado corporation ("Buyer"), a wholly owned subsidiary of Multi-Link.

         IN CONSIDERATION of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer, Multi-Link and Seller agree as follows:

Section 1. Purchase of Voice Mail Customer Accounts.

         1.1 Accounts Purchased. Buyer agrees to purchase and Seller agrees to sell, upon the terms and conditions contained herein, free and clear of all encumbrances and adverse claims, the current Inactive Accounts (as hereinafter defined) and the Active Accounts (as hereinafter defined) of customers of Seller that are located in the Chicago and Detroit metropolitan areas, together with all revenues and income therefrom and any accrued obligations of such customers related to the Accounts (as hereinafter defined). For the purposes of this Agreement an "Active Account" is a voice mail account serviced by Seller the current user of which (i) has logged onto Seller's voice mail platform at least three times in October 1999, and (ii) is located in an area that Buyer is capable of servicing as of Closing (as hereinafter defined), and an "Inactive Account" is a voice mail account serviced by Seller the current user of which
(i) has logged on at least one but no more than two times in October 1999, and
(ii) is located in an area that Buyer is capable of servicing as of Closing. The Active Accounts and the Inactive Accounts will be referred to collectively as the "Accounts."

         1.2 Acquisition. At Closing, Buyer will purchase and Seller shall assign and transfer to Buyer all of the Accounts for which Seller has furnished to Buyer database records on a computer readable non-rewritable CD ROM disk containing the information specified in Schedule A attached as a part hereof and such other information as shall be reasonably required for Buyer to confirm that the Accounts tendered by Seller qualify for purchase by Buyer.

         1.3 Voice Mail Services. Subject to timely performance by Buyer of its obligations under this Agreement and payment of the amounts set forth in Subsections 1.6(c) and (d) below, Seller shall continue to furnish the Accounts with voice mail services on its current platform of the same level and quality as currently provided to the Accounts until January 31, 2000, at which time Seller shall discontinue all such services.

         1.4 Transfer of Accounts. Buyer agrees to use its best efforts to transfer the provisioning of the voice mail services for the Accounts from Seller's platform over to Buyer's platforms on or before January 31, 2000. Seller, without obligation to incur additional out of pocket costs unless reimbursed by Buyer, will cooperate with Buyer's efforts to transfer the Accounts to its platforms. Neither Seller nor Buyer shall make any surveys or sampling studies about the prospects of converting the Accounts to Buyer's platform, but shall proceed in good faith to do so as quickly as feasible in Buyer's sole discretion and judgment.

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         1.5 Customer Service. After Closing, Buyer shall be responsible for and shall provide all customer inquiry and support services for the Accounts and Seller will direct all customer inquiries received by it to Buyer and will arrange to have calls made to Seller's customer service numbers forwarded to customer service phone numbers designated by Buyer.

         1.6 Price; Payment by Buyer. Buyer will pay the following amounts at the times specified for purchase of the Accounts:

              (a) At Closing, $16.00 in cash for each Active Account transferred by Seller to Buyer for which Buyer has received the database information to be provided by Seller under Subsection 1.2.

              (b) At Closing, a prorated cash payment equal to a fractional part of $35,000 determined by multiplying $35,000 by a number (the "Multiplier") obtained by dividing (i) the number of Active Accounts transferred to Buyer by Seller that Buyer will be able to bill during the portion of Ameritech's November billing cycle remaining after Closing, by (ii) the total number of Active Accounts transferred to Buyer at Closing. Such Multiplier shall be rounded to the nearest one-hundredth (1/100th).

              (c) Provided that Seller has complied with Subsection 1.3 above, on December 15, 1999, a payment of thirty-five thousand dollars ($35,000).

              (d) Provided that Seller has complied with Subsection 1.3 above, on January 15, 2000, a payment of thirty-five thousand dollars ($35,000).

              (e) Provided that Seller has complied with Subsection 1.3 above, within ten days after Buyer is informed of those Accounts billed in December 1999 that were rejected by Ameritech Corporation ("Ameritech") as "unbillable" due to disconnection of service, Buyer shall make to Seller an adjusted cash payment equal to $4.00 multiplied by the number of Active Accounts paid for under Subsection 1.6(a) at Closing, adjusted by deducting from this amount an adjustment equal to $20 times the number of Active Accounts whose initial billings submitted to Ameritech were rejected as "unbillable" due to disconnection of the customer's telephone service by Ameritech. Buyer will furnish Seller with true and correct copies of all documentation supporting any adjustments deducted from the purchase price and Seller shall be entitled to examine into and challenge any grounds for deduction in order to reasonably verify the correctness of the deduction. In the event that the amount of payment required by this Subsection 1.6(e) is less than zero, Seller shall refund to Buyer in cash such negative amount within ten days of receiving written notice from Buyer.

         1.7 Price; Payment by Multi-Link. Provided that Seller has complied with Subsection 1.3 above, within ten days after Buyer is informed of those Accounts billed in December 1999 that were rejected by Ameritech as "unbillable" due to disconnection of service, Multi-Link shall deliver to Seller a common stock payment of shares of Multi-Link's restricted common stock equal in market value to the sum of: (1) $2.00 times the number of Active Accounts paid for by Buyer under Subsection 1.6(a), less those Active Accounts for which initial billing was rejected by Ameritech as "unbillable" due to disconnection of telephone service, and


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(2) $6.00 times the number of Inactive Accounts transferred to Buyer at Closing, less those Inactive Accounts for which initial billing was rejected by Ameritech as "unbillable" due to disconnection of telephone service. The number of shares will be equal to the total value of the stock to be issued, divided by the closing bid price of one share of Multi-Link common stock at the close of trading on the trading day immediately preceding the date of issuance of the stock, rounded to the nearest whole share and will be issued according to the terms of Section 1.8 below.

         1.8 Common Stock. The common stock issued by Multi-Link will be unregistered and restricted as to right of resale or distribution. Seller will furnish Buyer with suitable investment representations satisfactory to Buyer's counsel and confirm its intentions to acquire the stock for investment and not for resale. Buyer will at the request of Seller and at no cost to Seller or its successors (other than customary commissions and legal opinions that may be required) include the stock issued to Seller in any securities registration statement offering its securities to the general public which may be filed by Multi-Link for its common stock within twelve months. However, Multi-Link shall have no other obligation to register any stock issued to Seller beyond the "piggy-back" rights granted to Seller. Accordingly, Seller acknowledges that it will be unable to sell its stock without an appropriate exemption from Federal and applicable state securities laws until the expiration of one year.

         1.9 Refund by Seller. Notwithstanding any provision contained herein, if Seller fails to comply with the provisions of Subsection 1.3 above (other than minor and temporary cessation in the furnishing of voice mail services to the Accounts by Seller), Seller shall refund all payments of cash and stock made to Seller by Multi-Link and/or Buyer pursuant to Subsection 1.6 above; provided, however, that Seller shall be entitled to retain $22.00 in cash for each customer of Seller that has agreed to transfer such customer's Account to Buyer's platform and whose Account is transferred to Buyer's platform.

         1.10 Post Closing Transfers. If, on or before January 31, 2000, Buyer elects to provide service to an area that Buyer was not capable of servicing as of Closing, Seller shall transfer all voice mail accounts of Seller that are located in such area that would have qualified as Active Accounts but for the fact that Buyer was not capable of servicing such voice mail accounts as of Closing and Buyer shall pay to Seller $22.00 for each such account , provided however that Buyer shall not be obligated to pay for such accounts unless Seller continues to furnish such accounts with voice mail services on its current platform of the same level and quality as currently provided to such accounts until January 31, 2000. Such payment shall be due and payable within 30 days of Buyer's election to provide service to the area.

Section 2. Audit of Seller's Books.

         Seller agrees to permit Buyer to perform, at Buyer's cost and expense, an audit and examination of Sellers financial records and statements as necessary for Buyer to comply with all Securities and Exchange Commission and other governmental requirements arising from the transactions contemplated in this Agreement. Seller will make its financial records available to Buyer's authorized auditors for examination at reasonable times upon advance notice at Seller's offices or the offices of Seller's accountants and attorneys and will reasonably cooperate in the


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performance of the audit review, provided that any reasonable expenses incurred by Seller to do so are directly paid or promptly reimbursed by Buyer.

Section 3. Seller's Representations and Warranties.

         As an inducement to Buyer and Multi-Link to enter into this Agreement and to consummate the contemplated transactions, Seller represents and warrants to Buyer and Multi-Link, who have and will rely thereon in entering into this Agreement and performing its terms, the following:

         3.1 Authorization. Seller is a corporation in good standing under the laws of Delaware and has full corporate power and authority to enter into and perform this Agreement according to its terms, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller.

         3.2 Validity. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable against it in accordance with its terms.

         3.3 Compliance. The execution, delivery and performance of this Agreement and the transactions provided for herein, and compliance with the terms and provisions hereof, will not (1) conflict with or breach any provisions of the Articles of Incorporation or By-Laws of Seller, (2) contravene any law affecting or binding Seller or its properties, (3) conflict with, breach or cause a default under any agreements binding on Seller, nor (4) require any approval, consent or authorization of any governmental authority or other third party.

         3.4 Title to Customer Accounts. Seller has good and marketable title to, and full right power and authority, to sell and convey to Buyer all the Accounts and any accrued obligations of customers related to the Accounts, free and clear of all liens, charges, encumbrances and claims of third parties.

         3.5 Y2K Test. Seller performed a successful Y2K roll forward test on its test voice mail platform and does not anticipate any operational problems other than nonessential reporting problems with its voice mail platform as a result of the new millennium.

         3.6 Information Disclosure. All information furnished to Buyer by Seller pursuant to this Agreement or as an inducement for Buyer to enter into and perform this Agreement, including the information, about the Accounts and customer information furnished pursuant to Subsection 1.6 above, is believed by Seller to be true and correct and what it purports to be and is not false or misleading in any material respect, nor omits information necessary to make any statements made not misleading. Voice mail usage information used to determine whether an Account is an Active Account or an Inactive Account is as of October 31, 1999, and database information furnished by Seller is as of November 17, 1999 and may change thereafter in the ordinary course of business, but Seller is not aware of any material adverse change affecting the accuracy of such information.

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Section 4. Buyer's Representations and Warranties.

         As an inducement to Seller to enter into this Agreement and to consummate the contemplated transactions, Buyer represents and warrants to Seller, who has and will rely thereon in entering into this Agreement and performing its terms, the following:

         4.1 Authorization. Buyer is a Colorado corporation in good standing under the laws of Colorado and has full corporate power and authority to enter into and perform this Agreement according to its terms, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer.

         4.2 Validity. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and legally binding agreement enforceable against Buyer in accordance with its terms.

Section 5. Multi-Link Representations and Warranties.

         As an inducement to Seller to enter into this Agreement and to consummate the contemplated transaction, Multi-Link represents and warrants to Seller, who has and will rely thereon in entering into this Agreement and performing its terms, the following:

         5.1 Authorization. Multi-Link is a Colorado corporation in good standing under the laws of Colorado and has full corporate power and authority to enter into and perform this Agreement according to its terms, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer.

         5.2 Validity. This Agreement has been duly and validly executed and delivered by Multi-Link and constitutes a valid and legally binding agreement enforceable against Multi-Link in accordance with its terms.

Section 6. Conditions Precedent of Buyer and Multi-Link.

         The obligation of Buyer and Multi-Link to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to Closing of each of the following conditions unless waived by Buyer and Multi-Link:

         6.1 Performance by Seller. Seller shall have performed and complied with all of the terms, provisions and conditions of this Agreement to be performed or complied with at or before Closing.

         6.2 Accuracy of Representations and Information. All of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date of the Closing and all information furnished to Buyer by Seller shall be accurate in all material respects.

         6.3 Hellyer Acquisition. Buyer shall have closed the acquisition of the assets from Hellyer Communications, Inc., an Indiana corporation ("Hellyer") as contemplated in the Asset


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Purchase Agreement dated as of September 17, 1999, by and between Buyer,
Multi-Link, Hellyer and Jerry L. Hellyer, Sr.

         6.4 Verification of Customers. Buyer shall have reasonably satisfied itself of the number of Active Accounts and Inactive Accounts qualified for purchase by Buyer which have been tendered by Seller for delivery at Closing.

         6.5 UCC, Tax; Litigation Search. Buyer shall be reasonably satisfied by the results of a UCC, tax and litigation search of Seller to be conducted by Buyer.

Section 7. Closing.

         7.1 Time and Place of Closing. The "Closing" means the time when Seller conveys and transfers title to the Accounts to Buyer as agreed in this Agreement and receives the payments from Buyer to be paid at Closing. Closing will occur at the offices of Buyer in Indianapolis, Indiana or at such other place in Chicago or Indianapolis as Buyer may select and is to occur as soon as practicable (but not later than five business days) after satisfaction or waiver of the conditions set forth in Section 6 hereof.

         7.2 Deliveries of Seller. At Closing Seller shall deliver to Buyer the following:

              (a) a Bill of Sale and Assignment dated the date of Closing transferring all of Seller's right, title and interest in and to the Accounts described in Section 1, including any accrued obligations of customers related to the Accounts, in form and content satisfactory to Buyer's counsel;

              (b) a certificate of Seller's Secretary or an Assistant Secretary certifying that the Buyer is a corporation in good standing with the State of Delaware and the State of Illinois and certifying to the due adoption by Seller's Board of Directors of resolutions authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that such resolutions remain in full force and effect; and

              (c) a certificate , duly executed by Seller, certifying that Seller has performed and complied with all of the terms, provisions and conditions of this Agreement to be performed by it at or prior to Closing and that its representations and warranties are true in all material respects as of the date of this Agreement and as of Closing.

              (d) certificates of existence of Seller, dated no more than ten days prior to the date of Closing, issued by the Secretary of State of the State of Illinois and the Secretary of State of the State of Delaware.

              (e) such other instrument of sale, transfer, conveyance and assignment as Buyer or Multi-Link may reasonably request to effect the transfer of the Accounts contemplated hereby.

         7.3 Deliveries of Buyer. At Closing Buyer shall deliver all cash payments of the purchase price payable at Closing.


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Section 8. Miscellaneous Provisions.

         8.1 Liabilities. Buyer does not assume any liabilities or obligations of Seller to third parties and this Agreement will not confer any rights or remedies on any person other than the parties hereto. Except for ongoing obligations arising, accruing and relating to periods from and after the date of Closing with respect to the Accounts, neither Buyer or Multi-Link assumes any debts, obligations or liabilities of Seller. The obligations under Subsection
1.6 of Multi-Link and Buyer are joint and several. After the Closing, Buyer is to furnish certain services as specified herein to Accounts purchased by Buyer.

         8.2 Expenses. Each party will pay all of its own costs, fees and expanses incurred incident to the negotiation and preparation of this Agreement and its performance and compliance with all agreements to be performed by it, including the fees, expenses and disbursements of its respective attorneys and accountants.

         8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law principles.

         8.4 Legal Fees. The prevailing party shall be entitled to recover its legal fees and expenses, including reasonable accounting and attorney's fees, incurred in connection with any legal action arising out of or related to this Agreement.

         8.5 Indemnity. Seller shall indemnify and hold Buyer and Multi-Link harmless from and against all damages, claims, causes of action, losses and expenses, including reasonable attorney's fees and expenses incurred in connection with or arising from (a) any non-fulfillment or breach by Seller of any of its agreements or covenants contained in this Agreement, (b) any breach of any warranty or the inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate, schedule or other information delivered by or on behalf of Seller in furthering the transactions contemplated hereby, and (c) the operation of the Business prior to the Closing.

         8.6 Assignment. Neither Buyer nor Seller may assign this Agreement, or any rights hereunder, to any other person without the prior written consent of the other party.

         8.7 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior understandings or agreements with respect. thereto. This Agreement may only be modified or amended by a writing signed by the party to be bound thereby.

         8.8 Confidentiality and Use of Information. Each party hereto shall hold in confidence all documents, materials and information obtained from the other party in connection with the negotiation and investigation concerning the transactions covered by this Agreement ("Confidential Information"), and shall not disclose any Confidential Information to third parties without the prior written consent of the party providing the Confidential Information, nor use the Confidential Information for any purpose not contemplated by this Agreement. If the acquisition of assets does not proceed for any reason, Buyer will immediately return and remove from its systems and files any Confidential Information obtained from Seller and will not use such


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information for any purpose. The confidentiality obligation shall not apply to prevent any disclosures made in connection with any lawsuit involving the party or any disclosures required by law. Information is not confidential to the extent (a) it was lawfully in the possession of a party prior to receipt from the other, or (b) is known to the public without fault or breach of confidentiality by the party possessing the information.

         8.9 Publicity. Seller shall not issue any press release or public disclosure of this Agreement until it has Closed. Buyer may make such announcements or press releases as Buyers counsel deems appropriate or required by law.

         8.10 Notices. Any notice, consent, demands or communications given to a party hereto ("Notices") shall be in writing and shall be deemed to have been given (a) on the date of receipt of the Notice when sent via first class United Stated registered Mail, return receipt requested, postage prepaid to the address listed below for the party, (b) upon actual delivery of the Notice when hand delivered at the address listed bellow for the party , and (c) the day after the date sender has received confirmation of the transmission of the Notice to the facsimile number of the party listed below, provided the party giving the Notice mails a copy of the Notice within two days after transmission by facsimile to the address of the notified party listed below. The addresses and facsimile numbers of the parties as of the date of this Agreement are:

          Multi-Link or Buyer:      Hellyer Communications Services, Inc., or
                                    Multi-Link Telecommunications, Inc.
                                    Attn: Nigel Alexander
                                    4704 Harlan Street
                                    Denver, Colorado 80212
                                    Facsimile No. (303) 313-2001

          B. F. G. of Illinois:     Cashtel, Inc
                                    155 North Michigan Ave., Suite 410
                                    Attn: Jeffrey Ackerman
                                    Chicago, Illinois 60601
                                    Facsimile No. (312) 819-8008

         8.11 Remedies. The rights and remedies of the parties hereunder are cumulative and are not in lieu of, but are in addition to, any other rights or remedies which the parties may have at law or equity. Seller, in addition to any other remedies, shall be entitled to discontinue providing voice mail services to any customers purchased by Buyer if any of the payments due Seller hereunder remain unpaid in whole or in part for more than ten days after the due date.

         8.12 Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be considered an original counterpart and all of which shall be considered to be one agreement and shall become effective and binding when each party has executed and delivered one counterpart to the other party.

         8.13 Termination. The obligation of each party to proceed with the terms of Section 1 and Section 2 hereof and consummate the acquisitions contemplated hereby shall terminate and


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be of no further force and effect upon notice given by one party to the other party hereto in the event the Closing has not occurred on or before November 30, 1999. No such termination shall release or be construed as releasing any party from any liability which may have arisen under the terms hereof. Immediately after termination, Buyer will remove and return to Seller any files or customer information in whatever form furnished by Seller from any equipment or facilities in the possession or control of Buyer and will make no further use of such information without Seller's written consent.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

B. F. G. OF ILLINOIS, INC.              HELLYER COMMUNICATIONS SERVICES, INC.


By                                      By
  -----------------------------------     ------------------------------------
  Its President                           Its


MULTI-LINK TELECOMMUNICATIONS, INC.


By
  ------------------------------------
  Its:


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